ImmuCell Announces Product Sales Growth and Other Financial Results for Second Quarter of 2011

PORTLAND, ME -- (Marketwire - August 15, 2011) - ImmuCell Corporation (NASDAQ: ICCC) today announced the results of its operations for the three-month and six-month periods ended June 30, 2011.

During the three-month period ended June 30, 2011, product sales increased by 16%, or $170,000, to $1,247,000 in comparison to the same period in 2010. During this current period, animal health sales increased by 32%. During the six-month period ended June 30, 2011, product sales increased by 17%, or $414,000, to $2,803,000 in comparison to the same period in 2010. During this current period, animal health sales increased by 24%. During the twelve-month period ended June 30, 2011, product sales increased by 8%, or $363,000, to $4,800,000 in comparison to the same period in 2010. During this current period, animal health sales increased by 12%.

"A 28% increase in sales of our lead product, First Defense®, during the first six months of 2011 over the same period in 2010 demonstrates a solid return on our increased investment in sales and marketing," commented Michael F. Brigham, President and CEO. "This growth in our commercial business is important to us while we seek a partner to work with to complete the development of Mast Out®."

Mr. Brigham further commented, "Our strategic decision to internally fund the development of Mast Out® to the point where we anticipate engaging a partner has resulted in net operating losses from 2008 through the second quarter of 2011. As we advance Mast Out® to the final stages of the product approval process and anticipate reducing our internal funding of this program, we expect to return to net operating income."

Due principally to Mast Out® product development expenses, the loss before income taxes was $457,000 during the three-month period ended June 30, 2011, in comparison to a loss before income taxes of $37,000 during the same period in 2010. The net loss was $258,000, or $0.09 per share, during the three-month period ended June 30, 2011, in comparison to a net loss of $6,000, or less than $0.01 per share, during the same period in 2010.

Due principally to Mast Out® product development expenses, the loss before income taxes was $488,000 during the six-month period ended June 30, 2011, in comparison to a loss before income taxes of $102,000 during the same period in 2010. The net loss was $281,000, or $0.09 per share, during the six-month period ended June 30, 2011, in comparison to a net loss of $60,000, or $0.02 per share, during the same period in 2010.

Cash, cash equivalents and short-term investments increased by 10%, or $449,000, to $5,075,000 at June 30, 2011 as compared to $4,626,000 at December 31, 2010. Stockholders' equity decreased by 3%, or $238,000, to $9,045,000 at June 30, 2011 as compared to $9,282,000 at December 31, 2010. The Company had 2,981,000 shares of common stock outstanding as of June 30, 2011.

Forward-Looking Statement Disclaimer
The foregoing press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 concerning ImmuCell's partnering strategy and return to profitability. Factors that could cause the Company's future results to differ materially from those described in the forward-looking statements, together with other risk factors, are detailed from time to time in filings we make with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. Forward-looking statements in this press release are based on our current information and expectations. Actual results may differ materially due to various factors, including those risks.

                                    (Unaudited)             (Unaudited)
                                Three-Month Periods      Six-Month Periods
                                   Ended June 30,         Ended June 30,
                              ----------------------- ----------------------
(In thousands, except per
 share amounts)                  2011         2010       2011        2010
                              ----------  ----------- ---------  -----------

Product sales                 $    1,247  $     1,078 $   2,803  $     2,389
Costs of goods sold                  553          459     1,240        1,032
                              ----------  ----------- ---------  -----------
  Gross margin                       694          619     1,563        1,357

Product development expenses         673          333     1,145          739
Sales, marketing and
 administrative expenses             454          333       868          741
                              ----------  ----------- ---------  -----------
  Other operating expenses         1,127          666     2,013        1,480
                              ----------  ----------- ---------  -----------

NET OPERATING LOSS                   433           47       450          123

Other (expenses) revenues,
 net                                 (24)          11       (38)          21
                              ----------  ----------- ---------  -----------

LOSS BEFORE INCOME TAXES             457           36       488          102

Income tax benefit                   199           30       207           42
                              ----------  ----------- ---------  -----------

NET LOSS                      $      258  $         6 $     281  $        60
                              ==========  =========== =========  ===========

Weighted average common
 shares outstanding:
  Basic                            2,974        2,971     2,974        2,971
  Diluted                          2,974        2,971     2,974        2,971

NET LOSS PER SHARE:
  Basic                       $     0.09  $      0.00 $    0.09  $      0.02
  Diluted                     $     0.09  $      0.00 $    0.09  $      0.02

                                           (Unaudited)      At December 31,
(In thousands)                          At June 30, 2011         2010
                                       ------------------ ------------------

Cash, cash equivalents and short-term
 investments                           $            5,075 $            4,626
Total assets                                       11,289             10,751
Net working capital                                 6,527              6,441
Stockholders' equity                   $            9,045 $            9,282

About ImmuCell:
ImmuCell Corporation's (NASDAQ: ICCC) purpose is to create scientifically-proven and practical products that result in a measurable economic impact on animal health and productivity in the dairy and beef industries. Press releases and other information about the Company are available at our web-site, (http://www.immucell.com).

Contact:
Michael F. Brigham
President and Chief Executive Officer
(207) 878-2770 Ext. 3106